Attachment in response to Item 77 C.

On November 9, 1998, the Zazove Convertible Fund, L.P. solicted the consent of its partners to approve a proposed merger of the Zazove Convertible Fund, L.P. into the Zazove Convertible Securities Fund, Inc. The Merger was approved by receiving consents of holders of 73.05% of the outstanding Partnership units. The following attachment is a copy of the Solicitation of Consents that was mailed to the partners of the Zazove Convertible Fund, L.P.
on November 9, 1998.



SOLICITATION FOR CONSENTS


BY THE MANAGING GENERAL PARTNER OF
ZAZOVE CONVERTIBLE FUND, L.P.

FOR THE MERGER OF ZAZOVE CONVERTIBLE FUND L.P.

WITH AND INTO

ZAZOVE CONVERTIBLE SECURITIES FUND, INC.



ZAZOVE CONVERTIBLE MANAGEMENT LIMITED PARTNERSHIP
MANAGING GENERAL PARTNER
4801 WEST PETERSON AVENUE, SUITE 615
CHICAGO, IL  60646


DATED: NOVEMBER 9, 1998


THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OR AN OFFER TO BUY THE SECURITIES DESCRIBED HEREIN IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SALE.

	_________________________

IN MAKING AN INVESTMENT DECISION, LIMITED PARTNERS MUST RELY ON THEIR OWN EXAMINATION OF THE TERMS OF THE MERGER, INCLUDING THE MERITS AND RISKS INVOLVED. NO FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY HAS RECOMMENDED THESE SECURITIES. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT OR ANY OF ITS RELATED MATERIALS. ANY REPRESENTATION
TO THE CONTRARY IS A CRIMINAL OFFENSE.

	_________________________

PARTNERS SHOULD NOT CONSTRUE THE CONTENTS OF THIS SOLICITATION FOR CONSENTS, ANY OF ITS RELATED DOCUMENTS OR ANY OTHER COMMUNICATION FROM ZAZOVE CONVERTIBLE MANAGEMENT LIMITED PARTNERSHIP AS INVESTMENT, TAX OR LEGAL ADVICE. THIS SOLICITATION FOR CONSENTS, ITS RELATED DOCUMENTS, AND ANY SUCH OTHER MATERIALS, AS WELL AS THE NATURE OF
AN INVESTMENT IN SECURITIES SUCH AS THOSE OFFERED HERE, SHOULD BE REVIEWED BY EACH PARTNER AND THAT PARTNER'S INVESTMENT, TAX, LEGAL, ACCOUNTING AND OTHER ADVISERS.

	_________________________

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS SOLICITATION FOR CONSENTS OR IN THE DOCUMENTS SUMMARIZED HEREIN OR ATTACHED AND, IF GIVEN OR MADE, THAT OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON.

TABLE OF CONTENTS

I.  THE MERGER

SUMMARY OF THE MERGER	  4

THE CONSENT PROCEDURE AND OTHER ADMINISTRATIVE INFORMATION	  4

TERMS OF THE MERGER	  5

REASONS TO CONVERT TO CORPORATE FORM AND PURPOSE OF MERGER	5

RISK FACTORS AND OTHER SPECIAL CONSIDERATIONS	  6

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	  8

TAX STATUS OF CORPORATION	  8

DIRECTORS, MANAGEMENT AND INVESTMENT ADVISOR	  9

IMPACT ON CONTINUING OPERATIONS	11

SUMMARY COMPARISON OF UNITS AND SHARES	12

DESCRIPTION OF THE CORPORATION'S SECURITIES	 14

DIVIDEND REINVESTMENT PLAN	14

ORGANIZATION OF THE CORPORATION	 15

THE CORPORATION'S ARTICLES OF INCORPORATION AND BYLAWS	 15

SELECTED FINANCIAL INFORMATION	15


II.  INVESTMENT STRATEGY	15

I.  THE MERGER.

SUMMARY OF TRANSACTION

	Zazove Convertible Fund L.P., A Delaware limited partnership (the "Partnership"), is soliciting consents from the partners of the Partnership (individually "Unitholder" and collectively "Unitholders"), to approve the plan to merge the Partnership with and into Zazove Convertible Securities Fund, Inc., a Maryland corporation (the "Corporation") (the "Merger"). In order to effect the Merger, the Partnership requires written consents from Unitholders holding more than 50% of the outstanding Partnership units ("Units") (a "Majority in Interest").

	If approved by a Majority in Interest, the Partnership will merge with and into the Corporation. The Corporation will be the sole surviving entity after the Merger. All assets and liabilities of the Partnership will become assets and liabilities of the Corporation by operation of law. The Unitholders of the Partnership will receive one (1) share of common stock of the Corporation in exchange for each Unit of the Partnership owned by them immediately prior to the Merger. The Unitholders will become stockholders of the Corporation (collectively the "Stockholders" and each individually a "Stockholder"). The Corporation intends to operate as a "regulated investment company" under Subchapter M of the Internal Revenue Code of 1986, as amended ("Code").

	For the reasons stated herein, the Managing General Partner and the Director General Partners (referred to collectively as the "General Partners") believe that it is in the best interests of the Partnership and its Limited Partners to merge the Partnership into the Corporation. The resulting effect of the Merger will be that the Partnership will be converted to a corporation, with the Unitholders retaining the same percentage of ownership in the Corporation as they held in the Partnership. As successor to the Partnership, the Corporation will continue the active management of the investment fund (the "Fund") without interruption. The General Partners believe that the Merger will not have a material adverse effect on the operations of the Fund.


THE CONSENT PROCEDURE AND
OTHER ADMINISTRATIVE INFORMATION

Consent Procedure

	The written consent of a Majority in Interest is required to merge the Partnership with the Corporation. As of November 1, 1998 there were 2,350,135.3734 Units outstanding and held by the Unitholders. Based on the number of Units outstanding, to effect the transaction, the Partnership must receive written consent from Unitholders representing at least 1,175,068 of those Units. To provide this consent, Unitholders must complete and return the Consent Letter attached to this Solicitation for Consents as soon as possible. If a sufficient number of consents are received, the Managing General Partner will cause the Partnership to begin the Merger process. The effective time of the Merger (the
"Effective Time") will be 12:01 A.M. Eastern Standard Time January 1,
1999.

	For more information on the Consent Procedure, call Steven M. Kleiman at (773) 283-8822.

TERMS OF THE MERGER

Description of the Merger

	If approved and implemented, the Merger will be effected as follows:

	1.	The Partnership will be merged with and into the
Corporation pursuant to Delaware and Maryland law.

	2.	Subsequent to the Merger, the separate existence of the
Partnership will cease.

	3.	Unitholders will receive one (1) share of common stock of the Corporation for each one (1) Partnership Unit held by such Unitholders on the record date.

	4.	The Director General Partners of the Partnership will
become directors of the Corporation.

	The Merger will be effected pursuant to an Agreement and Plan of Merger between the Partnership and the Corporation, a form of which is attached hereto as Exhibit A. The capital structure of the Partnership prior to the Merger and the Corporation following the Merger is set forth below:

Partnership:
                   12/31/97           11/1/98     1/1/99
Outstanding Units 2,424,990.5529  2,350,135.3734

Partner's Capital $37,347,667.03  $32,561,595.63


Corporation:
Common Stock, par value $0.01,
Authorized                                    25,000,000
Issued and Outstanding             One share per outstanding unit
                                   at the effective time of the Merger

	Information regarding the Corporation's Securities is found in the section entitled "Description of the Corporation's Securities."

REASONS TO CONVERT TO CORPORATE FORM AND
PURPOSES OF MERGER

	The General Partners believe there are four principal reasons to convert the Partnership to corporate form at this time. These factors are closely interrelated and relative weights were not assigned to them.

1.	Elimination of Unrelated Business Tax.  Although tax exempt
investors such as pension plans and individual retirement accounts are generally not subject to Federal or state income tax, under certain circumstances a portion of a tax exempt investor's income can be subject to unrelated business tax. This tax arises if the tax exempt investor has income that is derived from "debt financed property." A tax exempt investor that has an interest in an investment partnership that carries a margin balance could be subject to this tax since the margin indebtedness will result in a portion of the partnership's income being derived from "debt financed property". Historically, the Partnership' has maintained a margin indebtedness that has averaged approximately 10% of the Partnership's capital. As a result, in prior years, many of the Partnership's tax exempt partners have been liable for unrelated business tax. Unrelated business tax is not imposed on a shareholder of a corporation that operates as a regulated investment company under Subchapter M of the Code. Therefore, after the conversion to corporate form, the tax exempt Stockholders in the Corporation will not be subject to unrelated business tax as a result of their investment in the Corporation (assuming that the tax exempt investor did not purchase the shares with borrowed funds).

2.	Simplification of Tax Reporting.  The complexities of tax
reporting on both the Federal and state levels resulting from an investment in a limited partnership can be overly burdensome for many investors. The corporate form will greatly simplify the tax reporting obligations for the investors. In lieu of a Schedule
K-1 (Partner's Share of Income, Deductions, etc.) that is typically delivered to each Unitholder in early March, each Stockholder will receive a Form 1099 within 30 days after the close of each year. The Form 1099 will set forth the ordinary dividends and capital gain dividends received by each Stockholder for the year.

3. Elimination of Corporate Income Tax. In February, 1994, the Partnership registered with the Securities and Exchange Commission under the Investment Company Act of 1940 ("Investment Company Act") as a closed end interval fund. In connection with the registration, the Partnership received a tax opinion from its legal counsel that it would be treated as a partnership for Federal income tax purposes as opposed to an association taxable as a corporation. If the Partnership was taxable as an association, it would be liable for corporate income tax and the Unitholders would bear the burden of a double layer of taxation (i.e., corporate tax and individual tax on the Unitholder's share of the Fund income). The basis for the tax opinion was, in large part, Internal Revenue Service Notice 88-75 which set forth certain safe-harbors for partnerships to avoid the incidence of corporate level taxation, including a safe-harbor for private offerings with 500 or fewer partners (the "Private Offering Safe-Harbor"). The
Private Offering Safe-Harbor was repealed by the issuance of Treasury Regulations on December 4, 1995. Under the new rules, an investment partnership with more than 100 partners that is registered under the Investment Company Act will be treated as a publicly traded partnership, which is taxable as a corporation. The regulations include a transition rule that allows an existing partnership to continue to rely on the Private Offering Safe-Harbor through December 31, 2004. As a result of these rules, if the Partnership is to continue to be operated with more than 100 partners, it must convert to corporate form prior to December 31, 2004 in order to avoid corporate level taxation.

4.	Expansion of Investor Base.  A corporate structure should enable the Fund to raise additional capital from categories of investors that might not consider an investment in an investment fund structured as a limited partnership. For example, tax exempt investors may be more likely to invest in the Fund in corporate form since a corporate structure will alleviate any concern with regard to incurring an unrelated business tax liability. Additions to the Fund capital base provides various advantages, such as reducing fixed operating costs as a percentage of investors' capital and providing greater leverage in dealing with brokers and dealers.

RISK FACTORS AND OTHER SPECIAL CONSIDERATIONS

	UNITHOLDERS ARE URGED TO CONSIDER THE FOLLOWING RISK FACTORS. EACH INVESTOR IS URGED TO CONSULT HIS, HER OR ITS OWN TAX, FINANCIAL AND LEGAL COUNSEL IN RELATION TO THIS PROPOSED MERGER

	Pursuant to the terms of the Merger, Unitholders will receive one share of common stock, $0.01 par value in the Corporation
(the "Shares") in exchange for each Partnership Unit held immediately prior to the Merger. Holding Shares involves a number of risks.
The following risk factors should be considered carefully.


Investment Risks

	The securities market is generally affected by real and perceived economic conditions, business trends, world affairs and other factors outside the control of the Fund. The success of the Fund will depend, in part, on the ability of Zazove Associates, L.L.C., as the Fund's Investment Advisor (the "Investment Advisor"), to understand and react appropriately to changing markets.
All investments in securities involve a risk of loss of capital, and no guaranty or representation can be made that the Fund's activities will result in profits or that capital invested may not be lost. Recent years have evidenced periods of significant volatility in the securities markets. Increased volatility in the future could increase the risk of loss in value of securities as compared to the risk of loss in more stable market conditions.

Reliance on Investment Advisor

The operations of the Fund are substantially dependent upon the skill, judgment and expertise of certain key officers and employees of the Investment Advisor. In the event of the death, disability or other unavailability of such personnel, the Corporation could be materially adversely affected.

Liquidity

	There is no market for the Shares and it is unlikely that a market will develop. The Corporation's Bylaws provide that a Stockholder may not transfer any Shares without the prior written consent of the Corporation. In addition, the Shares have not been registered under the Securities Act of 1933 and, therefore, cannot be sold unless they are subsequently registered or an exemption from registration is available.

	The Corporation will offer to purchase not less than 5% nor more than 25% of the outstanding Shares on a quarterly basis at the then net asset value per Share. Adequate notice must be given by a Stockholder to the Corporation to participate in any such repurchase. In the event of an oversubscription, Stockholders may be unable to liquidate only a portion of the Shares submitted for repurchase on a particular quarterly repurchase date.

	The Corporation is required to meet certain liquidity standards imposed under the Investment Company Act in connection with its obligation to repurchase Shares on a quarterly basis. As a result, the Fund may be required to dispose of investments before it would otherwise have chosen to do so in order to meet such liquidity standards and obtain sufficient cash for the repurchase of Shares.
This disposition or liquidation may be at a time which the Investment Advisor believes the investments liquidated are trading for less than their fair value due to adverse market conditions.
In such event, the Fund's overall rate of return on its investments may be adversely affected.

No Right to Manage

	Unitholders will become Stockholders in the Corporation and will be unable to exercise any management functions. Management of the Corporation is vested exclusively in the Directors. There will not be any Stockholder vote unless required by the Investment Company Act.

Conflicts of Interest

	Gene T. Pretti and Steven M. Kleiman are directors of the Corporation and are also principal officers of the Investment Advisor. The Investment Advisor currently manages investments for various other accounts and investments partnerships. The Investment Advisor engages in the practice of placing aggregate orders for the purchase or sale of securities on behalf of its clients, which could include the Fund. It is often the case that larger principal transactions can be executed at more favorable prices than multiple smaller orders. In addition, larger broker transactions may often be executed at lower commission costs on a per-dollar basis than multiple small orders. In all cases in which an aggregate order to purchase or sell securities is placed by the Investment Advisor, each account that participates in the aggregated order will participate at the average price and all transactions costs will be shared pro rata. The Investment Advisor will act in good faith in the allocation of an aggregated order among accounts (including the Fund) such that no account is favored over any other account. The Investment Advisor may have financial or other incentives to favor certain other accounts over the Fund (e.g., another account pays the higher fees), but the Investment Advisor intends to treat all accounts (including the Fund) in a fair, reasonable and equitable manner. The relationship between the Investment Advisor and the Corporation will be governed by an agreement substantially similar to the Investment Advisory Agreement attached hereto and made a part hereof as Exhibit "B".

Diversification

	Unlike a diversified investment company, the Fund, which will be classified as a non-diversified investment company under the Investment Company Act, is not restricted in the amount of assets that it may invest in a single issuer. Although there is no formal procedure, the Fund presently intends to diversify its portfolio of investments in a variety of issuers and industries to the extent that it can practicably do so. If the Fund's investments were to become concentrated in a small number of issuers or industries, the Fund would be exposed to the risk of adverse developments in or affecting a single issuer or industry to a greater extent than if its investments were diversified over a larger number of issuers and industries.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

	The Partnership has been advised by Holleb & Coff as counsel to the Partnership that the principal Federal income tax consequences of the Merger of the Partnership with and into the Corporation are as follows: (a) no gain or loss will be recognized by the Partnership or the Corporation as a result of the Merger; (b) no gain or loss will be recognized by holders of Units upon their receipt of Corporation common stock in exchange for their Units;
c) the tax basis of the Corporation common stock received by the Unitholders will be the same as the tax basis of the Units exchanged therefor; and (d) the holding period of Shares in the hands of the Unitholders will include the holding period of the Units exchanged therefor, provided that such Units are held as a capital asset immediately prior to the Effective Date of the Merger.


TAX STATUS OF CORPORATION

	The Corporation intends to elect to be treated and to qualify each year as a "regulated investment company" under Subchapter M of the Code, and therefor will not generally be liable for Federal income taxes to the extent earnings are distributed on a timely basis.

	For Federal income tax purposes, all dividends paid by the Corporation and net realized short-term capital gains are taxable as ordinary income, whether received in cash or reinvested in additional Shares, unless a Stockholder is exempt from taxation or entitled to a tax deferral. Distributions paid by the Corporation from net long-term capital gains, whether received in cash or reinvested in additional Shares, are generally taxable as a long-term capital gain. For purposes of determining whether capital gains recognized by the Corporation are long-term or short-term, the capital gain holding period is determined by the length of time the Corporation has held the security and not the length of time a Stockholder has held Shares in the Corporation. Investors are informed within 30 days after the close of each year as to the amount and nature of all dividends and capital gains paid during the prior year. Such capital gains and dividends may also be subject to state or local taxes.

	The Corporation anticipates distributing dividends and capital gains annually in December. When a dividend or capital gain is distributed, the Corporation's net asset value decreases by the amount of the payment. If a Stockholder purchases Shares shortly before a distribution, it will be subject to income taxes on the distribution, even though the value of its investment (plus cash received, if any) remains the same. This result is often referred to as "buying a dividend". All dividends and capital gain distributions will automatically be reinvested in Corporation Shares at the then prevailing net asset value unless an investor specifically requests in writing that dividends or capital gains or both be paid in cash.

	If a Stockholder does not furnish the Corporation with its correct social security number or taxpayer identification number, or if otherwise required pursuant to the Code, the Corporation is required to withhold Federal income tax from such distributions and redemption proceeds at a rate of 31%.

	This section is not intended to be a full discussion of Federal income tax laws and the effect of such laws on each Stockholder.
There may be other Federal, state or local tax considerations applicable to a particular investor. Each Stockholder is urged to consult his own tax adviser.

DIRECTORS, MANAGEMENT AND INVESTMENT ADVISOR

Directors

	The overall responsibility for the management and operation of the Corporation will be vested in the Directors. The Bylaws will initially authorize the Board to be comprised of not less than five
(5) or more than seven (7) directors. The initial Board will consist of five directors: Gene T. Pretti, Steven M. Kleiman, Andrew J. Goodwin III, Jack L. Hansen, and Peter A. Lechman, each of whom are currently Director General Partners of the Partnership.

Mr. Andrew J. Goodwin III

	Mr. Goodwin, age 55, is a general partner in the investment management firm of Graver, Bokhof, Goodwin & Sullivan, L.P., located at 100 S. Wacker Drive, Suite 320, Chicago, Illinois
60606.  Prior to joining Graver, Bokhof, Goodwin & Sullivan,
L.P. in 1990, Mr. Goodwin worked for approximately ten years as an institutional securities salesman at the First Boston
Corporation.  Mr. Goodwin has served as a Director General
Partner of the Partnership since it was registered in 1994.

Mr. Jack L. Hansen

	Mr. Hansen, age 37, is a principal with the investment management firm The Clifton Group and serves as Director of Equity Investments.
The Clifton Group is located at 309 Clifton Avenue in Minneapolis, Minnesota 55403. Since joining the Clifton Group in 1985, Mr.
Hansen has played a leading role in the research and development of their indexed equity products. He is a Chartered Financial Analyst and a member of the Twin Cities Society of Security Analysts. Mr.
Hansen has served as a Director General Partner of the Partnership since January 1, 1996.

Mr.  Steven M. Kleiman

	Mr. Kleiman, age 37, serves as Treasurer and Secretary of the Corporation. In addition, Mr. Kleiman is Chief Operating Officer and General Counsel of the Investment Advisor. Prior to joining the Investment Advisor in March of 1994, Mr. Kleiman was a partner with the law firm of McDermott, Will & Emery.
Mr. Kleiman practiced law with the law firm of Skadden, Arps, Slate, Meagher & Flom prior to becoming a member of McDermott, Will & Emery. He received certification as a CPA in 1983. Mr. Kleiman has served as a Director General Partner of the Partnership since January 1, 1996.

Dr. Peter A. Lechman

	Dr. Lechman, age 35, is currently a pediatrician with the Glen Ellyn &Wheaton Medical Clinic. Prior to practicing medicine, Dr. Lechman earned an MBA degree from the Kellogg School of Management and was employed for approximately two years as a consultant with the Boston Consulting Group, which provides strategic consulting services for Fortune 500 companies. Dr. Lechman has served as a Director General Partner of the Partnership since it was registered in 1994.

Mr. Gene T. Pretti

	Mr. Pretti, age 37, serves as President and Chairman of the Board of the Corporation. In addition, Mr. Pretti serves as Chief Executive Officer and Senior Portfolio Manager of the Investment Advisor, of which he is the controlling equity holder. Prior to joining the Investment Advisor in 1989, Mr. Pretti worked in the Chicago and New York offices of the First Boston Corporation for approximately four years where he specialized in institutional equity sales. He also has served as an analyst with CUNA Mutual Insurance Co. and Robert W. Baird & Co. Mr. Pretti has served as a Director General Partner of the Partnership since it was registered in 1994.

Officers

	Gene T. Pretti, President and Steven M. Kleiman, Secretary and Treasurer, are the principal officers of the Corporation and are responsible for the day to day supervision of the business and affairs of the Corporation. Except for certain actions requiring the approval of the Stockholders or the Directors, the principal officers of the Corporation have the power and authority to take all actions deemed necessary and appropriate to pursue the Corporation's objective. The General Partners' believe that the conversion to corporate form will have no material impact on the investment operation of the business of the Fund.

Investment Advisor

	Zazove Associates, L.L.C. will continue as the Investment Advisor of the Fund pursuant to the terms of an Investment Management Agreement. The Investment Advisor is registered with the Securities and Exchange Commission under the Investment Advisors Act of 1940.
It manages investment portfolios for insurance companies, investment partnerships, individuals, corporate trusts, foundations, pensions and others. Zazove Associates, L.L.C. is the successor to Zazove Associates, Inc., which was organized in 1989 to carry on the investment management business of Dr. Earl Zazove which he began in 1971.

	The Investment Advisor is an independent adviser and is not affiliated with any brokerage firm or other financial institution. Gene T. Pretti has been the Chief Executive Officer and Portfolio Manager of the Investment Advisor and its predecessor since its organization in 1989.

Brokerage

	The Investment Advisor is responsible for selecting brokers for the Fund's portfolio transactions. In selecting brokers and dealers, the Investment Advisor will seek the best overall terms available taking into consideration a number of factors including, price, size of order, quality of execution, service capabilities and reasonableness of commissions. In addition, the Investment Advisor may execute brokerage transactions for the Fund through brokers who also provide the Advisor with "research services," as defined in Section 28(e)(3) of the Securities Exchange Act of 1934, as amended. Commissions paid to such brokers may be in excess of the amount of commissions another broker would charge for the same transaction. Before effecting any such transaction, the Investment Advisor will determine in good faith that the amount of such commission is reasonable in relation to the value of the brokerage and research services provided by such broker. The research services may include, among other things, research reports on companies, industries or securities; economic and financial data; financial publications; research oriented computer hardware, software and services; and quotation terminals and related services. Research furnished by brokers may benefit all or only some of the Investment Advisor's clients, including the Fund, and could be used in connection with accounts other than those that generated the commission to the brokers providing the services.

Disclosure of Executive Compensation

	The Corporation may pay reasonable compensation to the Directors for their services as Directors of the Corporation. The Directors are entitled to be reimbursed by the Corporation for reasonable out-of-pocket expenses incurred in performing their duties to the Corporation.
In consideration for their services to the Corporation as independent directors, Messrs. Goodwin, Hansen and Lechman will each receive annual compensation $2,000 payable quarterly by the Corporation. Messrs.
Pretti and Kleiman will not be compensated by the Corporation for the services provided as directors and officers of the Corporation.

IMPACT ON CONTINUING OPERATIONS

Consummation of the Merger

	The General Partners believe that the consummation of the Merger will have no material negative impact on the operations of the Fund. Based on current Partnership capital, it is estimated that the transaction costs from the Merger will be approximately 0.125% of Partnership capital (approximately $40,000). These costs are attributable primarily to legal and regulatory fees. The costs incurred in carrying out the Merger will be incurred by the Partnership and the Corporation and will be currently expensed.


Third Party Transfer Agent

	The General Partners believe that the consummation of the Merger will have no material negative impact on the continued operation of the Corporation as an investment company. Although the operation of the Fund will remain substantially the same in corporate form as in partnership form, one significant change is that as a corporation the Fund will need to engage a third party transfer agent. The primary responsibilities of the transfer agent will be to: (i) maintain the Stockholder registrar, (ii) process Stockholder subscriptions and redemptions, including generating confirms, and (iii) process and distribute to the Stockholders annual tax reporting information on Form 1099.
The Partnership has been in negotiations with Sunstone Financial Group, Inc. to act as transfer agent of the Fund. Sunstone Financial Group, Inc. specializes in providing transfer agency and other services to investment companies and currently provides services to investment funds with combined assets in excess of $14 billion. The fees payable to the transfer agent will be a Fund expense.
Based on current Partnership capital, the annual cost of the transfer agent is estimated to be approximately 0.16% of capital ($50,000).

Management Fees

	In order to minimize the impact of the foregoing fees, the Investment Advisor has agreed to the following revision to the management fee schedule:

Annual Management Fee Rate
Current Fee Schedule
2.0%   First $25,000,000 in capital
1.5%   Capital in excess of $25,000,000
1.0%   Not applicable.
Revised Fee Schedule
2.0%   First $20,000,000 in capital
1.5%   Capital in excess of $20,000,000 up to $70,000,000
1.0%   Capital in excess of $70,000,000

	Based on current Partnership capital, the revised fee schedule will reduce the Fund current annual operating costs by $25,000. If the Fund reaches $100 million in capital, the annual savings from the revised fee schedule will exceed $175,000.

SUMMARY COMPARISON OF UNITS AND SHARES

	The following summary compares a number of differences between ownership of Partnership Units and Corporation Shares. This summary is qualified in its entirety by the disclosure of the Units and the Shares contained under "Description of the Corporation's Securities", the Limited Partnership Agreement and the articles of incorporation of the Corporation ("Articles of Incorporation"). The summary below includes only a brief description of the most significant, but not all of, the rights of Unitholders in the Partnership and Stockholders in the Corporation.

Taxation

	Units: The Partnership, as a limited partnership, is not a taxable entity under the Code. However, Unitholders report and pay taxes on the basis of their allocated share of Partnership income, gains, losses, credits and deductions, regardless of whether or not any cash distributions are actually made to the Unitholders.

	Shares: To the extent the Corporation qualifies as a "regulated investment company" under Subchapter M of the Code, the Corporation will not be a taxable entity, to the extent earnings are distributed on a timely basis. Stockholders will generally be taxed on dividends and capital gain distributions received from the Corporation. Accordingly, Stockholders, unlike Unitholders, will not be allocated taxable income in the absence of distributions of earnings, whether in Shares or cash. Cash dividends may, however, be immediately reinvested in additional Shares of the Corporation pursuant to the Fund's dividend reinvestment program. Income tax will be payable on the dividends reinvested, whether such dividends represent ordinary income or capital gains of the Fund, pursuant to the Fund's dividend reinvestment plan.

Distributions and Dividends

	Units: Distributions may be paid if, as and when determined by the General Partner in its discretion, subject to legal and contractual limitations.

	Shares:  See "Dividend Reinvestment Plan" below.


Voting

	Units: Each Unit entitles its holder to cast one vote on all matters presented to Unitholders. A Majority in Interest must consent before the Managing General Partner may take any action which requires approval of the Unitholders pursuant to the Investment Company Act and the Regulations.

	Shares: Each voting Share entitles its holder to cast one vote on all matters presented to the Stockholders. Approval of matters will generally require the same voting threshold as was required in partnership form, with certain refinements contained in the Articles of Incorporation. Generally, approval of matters submitted to the Stockholders of the Corporation will require a majority vote of all voting Shares outstanding including the following matters (i) any merger, consolidation or combination of the Corporation's business or assets or reformation or reorganization under the laws of another state; (ii) sale of all or substantially all of the Corporation's assets; or (iii) amendment of any provision of the Articles of Incorporation.

Management

	Units: The General Partners have exclusive discretion to manage and control the business and affairs of the Partnership.

	Shares: The business and affairs of the Corporation are managed by or under the direction of the Board of Directors of the Corporation. The Board of Directors has vested the officers of Corporation with the authority to manage the day-to-day operations of the Corporation.

Limited Liability

	Units: Unitholders are limited partners in a Delaware limited partnership and, as such, generally do not have personal liability for obligations of the Partnership, although certain events could cause the Unitholders to lose their limited personal liability.

	Shares: The Shares will be fully paid and non-assessable. Stockholders generally will not have personal liability for obligations of the Corporation.

Liquidity and Marketability

	Units: There is no public market for Units, nor is there expected to be one in the foreseeable future. Unitholders' liquidity for their Units is limited to their right to request the redemption of Units on a quarterly basis pursuant to the Partnership's policy of offering to repurchase each quarter no less than 5% and no more than 25% of the outstanding Units at the then net asset value per Unit.

	Shares: There is currently no public market for the Shares. The Corporation does not intend at this time to register its Shares with the Securities and Exchange Commission or to list its Shares on a securities exchange. Stockholders' liquidity for their Shares will be limited to their right to request the redemption of Shares on a quarterly basis pursuant to the Corporation's policy of offering to repurchase each quarter no less than 5% and no more than 25% of the outstanding Shares at the then net asset value per Share.

Continuity of Existence

	Units: The Limited Partnership Agreement provides for the Partnership to continue perpetually, unless dissolved upon a determination of the Managing General Partner or under the circumstances set forth in the Limited Partnership Agreement.

	Shares: The Certificate provides for perpetual existence, subject to Maryland law.

Indemnification

	Units: The Limited Partnership Agreement provides that the Managing General Partner, the Director General Partners, the Investment Advisor and its directors, officers and employees shall be indemnified against losses sustained by any of them by reason of any acts arising out of their activities on behalf of the Partnership, provided that such acts were not the result of willful misfeasance, bad faith, gross negligence, or reckless disregard of duties in the performance of such activities.

	Shares: Maryland corporation law permits a corporation to indemnify any person who is or is threatened to be made a party to a suit due to the fact that such person is a director, officer, employee or agent acting on behalf of such corporation, subject to a determination by the board that such person has acted in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the corporation. The Corporation's Articles and Bylaws require the Corporation to indemnify any director or officer and permit the Corporation to indemnify any employee or agent of the Corporation to the extent permitted by Maryland corporation law. The Corporation may also enter into indemnification agreements with its officers, directors and agents of the Corporation, such as the Investment Advisor.

DESCRIPTION OF THE CORPORATION'S SECURITIES

	The Corporation's Articles of Incorporation authorizes 25,000,000 shares of common stock, $0.01 par value. Pursuant to the terms of the Merger, the Corporation will issue one share of common stock for each then outstanding Partnership Unit. The Stockholders are entitled to one vote per Share on all corporate issues put to vote of the Stockholders, although the Corporation oes not contemplate holding annual meetings to elect directors or for any other purpose.

Stockholder Reports

	Stockholders will be provided at least semi-annually with a report showing the Fund's holdings and annually after the close of the Corporation's fiscal year, which ends December 31, with an annual report containing audited financial statements. In addition, an individual account statement will be sent to you by the transfer agent at least quarterly. Stockholders will also receive an annual statement from the transfer agent after the end of the calendar year listing all transactions in Shares of the Corporation during such year.

DIVIDEND REINVESTMENT PLAN

	The Corporation offers an automatic dividend reinvestment plan whereby all dividends or capital gain distributions of the Fund are automatically reinvested in Shares at the then prevailing net asset value unless a Stockholder specifically requests in writing that dividends or capital gains or both be paid in cash.

	It is anticipated that the Corporation will declare and pay dividends annually in December.


ORGANIZATION OF THE CORPORATION

	The Corporation was organized as a Maryland corporation on November 9, 1998. The Corporation is authorized to issue 25,000,000, $0.01 par value shares. Each Share is entitled to one vote on all questions put to Stockholder vote.

	The Corporation will not hold annual Stockholders meeting except when required by the 1940 Act. The Corporation has adopted procedures in its Bylaws for the removal of directors by the Stockholders as well as by the Board of Directors. As of December 31, 1998, no person shall own a controlling interest in the Corporation.

THE CORPORATION'S ARTICLES OF INCORPORATION AND BYLAWS

	See the Articles of Incorporation and By-Laws for Zazove
Convertible Securities Fund, Inc. on Exhibit "C" and Exhibit "D", respectively, attached hereto and made a part hereof.

SELECTED FINANCIAL INFORMATION

	The selected financial information presented below for, and as of, each of the years in the five-year period ended December, 31, 1997, has been derived from the selected financial statements of Zazove Convertible Fund, L.P. which financial statements have been audited by Arthur Andersen LLP, certified public accountants. The selected financial information presented below as of September 30, 1998 and for the nine month period ended September 30, 1998 has been derived from the unaudited selected financial statements of the Zazove Convertible Fund, L.P. The results for the nine months ended September 30, 1998 are not necessarily indicative of the results expected for the year ended December 31, 1998 or for any other future periods.

	See Selected Financial Information on Exhibit "E" attached hereto and made a part hereof.

II.	INVESTMENT STRATEGY

Zazove Convertible Strategy.
	The Partnership's portfolio is managed by the Investment Advisor under the Zazove Convertible Strategy. Under this strategy, the Investment Advisor utilizes a proprietary valuation model that identifies statistically undervalued convertible securities with attractive risk/reward characteristics. The investment process relies on a quantitative approach to investment and generally does not rely on economic, interest rate or stock market forecasts, fundamental or technical analysis or market timing. In managing the Partnership's portfolio, the Investment Advisor considers the entire universe of convertible opportunities, including non-investment grade convertible securities (those rated below BBB- by Standard & Poors or below Baa3 by Moody's Investor Services). These securities make up a significant portion of the convertible market. By including these securities in the Partnership's portfolio, it has been able to enhance its ability to build a portfolio that was broadly diversified by both issuer and industry. The market in these securities has been relatively inefficient and, in recent years, many of the non-investment grade issues have had the most attractive risk/reward profile within the parameters of the Zazove Convertible Strategy.


Increased Volatility.
	Over the last eighteen (18) months, the Partnership has experienced an increase in the volatility of its returns as compared to its historic stability. The volatility has in large part been the result of extreme selling pressure in the convertible securities market. A significant portion of this selling pressure has been generated by the increasing influence of highly leveraged hedge funds that dominate the market for non-investment grade convertible securities. In difficult markets, a highly leveraged fund is forced to sell positions to maintain its required equity. These forced liquidations, which often are at distressed prices, tend to force further liquidations by other leveraged funds as the selling pressure drives down prices. In previous periods, the Partnership's non-investment grade securities held up reasonably well in declining equity markets. However, this has not been the case over the last eighteen (18) months. We believe that this is attributable, in part, to the fundamental shift that has occurred in the investor base for non-investment grade convertible securities.

Shift to Higher Credits.
	The Investment Advisor believes that by improving the overall credit quality of the Fund's portfolio, it will provide for additional downside protection in difficult markets and reduced volatility over the long term. To this end, the Partnership has begun to reposition its investments with the goal of achieving and maintaining an investment grade average credit rating for the Fund's portfolio. The time period over which this will be accomplished will depend in large part on market conditions, but it is expected that the transition to an investment grade average portfolio will be occur by the end of the first quarter of 1999. Over the long-run, the cost associated with shifting to a more conservative investment strategy (i.e., the maintenance of an investment grade average portfolio) is likely to be a reduction in the Fund's overall return. It is believed that the benefit realized from a shift to an investment grade average portfolio will include improved downside protection in difficult markets and reduced volatility in the Fund's returns over the long-run.

EXHIBITS

A. Agreement and Plan of Merger
B. Investment Advisory Agreement (Draft)
C. Articles of Incorporation
D. By-Laws
E. Selected Financial Information